Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACTS:
ArthroCare Corp.
Corinne Ervin
512-391-3907

ARTHROCARE REPORTS SECOND QUARTER 2011 FINANCIAL RESULTS

Austin, Texas — August 3, 2011 — ArthroCare Corp. (NASDAQ: ARTC), a leader in developing state-of-the-art, minimally invasive surgical products, announced its financial results for the second quarter ended June 30, 2011 as follows:

SECOND QUARTER 2011 HIGHLIGHTS

•                  Total revenues of $91.3 million from continuing operations

•                  Income from operations of $15.0 million, or operating margin of 16.4 percent

•                  Net income available to common stockholders of $11.5 million, or $0.34 per diluted share

REVENUE

Total revenue from continuing operations for the second quarter of 2011 was $91.3 million, compared to $87.2 million for the second quarter of 2010, an increase of $4.1 million.

Sports Medicine product sales were $57.2 million in the second quarter of 2011 compared to $54.7 million in the same period in 2010, or an increase of $2.4 million.  Product sales from the Company’s International markets increased $3.8 million, which was partially offset by a $1.5 million decrease in contract manufactured product sales.

ENT product sales increased $2.3 million, or 9.0 percent, in the second quarter of 2011 compared to the same period of 2010, a result of an increase in product sales related to the Company’s Rapid Rhino® product line and new Coblation products, as well as increased product volume across all geographies in the Company’s International markets.

Other product sales declined $0.8 million in the second quarter of 2011 compared to the same period of 2010.

Had the same foreign currency rates been in effect in the quarter ended June 30, 2011 as were in effect in the second quarter of 2010, the U.S. dollar reported value of product sales would have been lower by $2.9 million for the quarter ended June 30, 2011.

GROSS PRODUCT MARGIN

Gross product margin was 70.2 percent for the second quarter of 2011 compared to 65.9 percent for the second quarter of 2010.  Inventory obsolescence charges in the second quarter of 2010 were $1.1 million higher than in the second quarter of 2011.

INCOME FROM OPERATIONS

Income from operations for the second quarter of 2011 was $15.0 million compared to $12.6 million for the same period in 2010, an increase of $2.4 million.

Gross profit was $6.6 million higher in the second quarter of 2011, a result of higher revenue and higher gross product margin as discussed above.

Offsetting the improvement in operating profit from higher gross profit was a $4.1 million increase in operating expenses in the second quarter of 2011 compared to the same period in 2010.  The Company incurred exit costs of

$2.5 million during the second quarter of 2011, primarily related to one-time compensation benefits offered to certain employees at the Company’s Sunnyvale, California facility.  General and administrative expenses increased $1.3 million during the quarter ended June 30, 2011 compared to the second quarter of 2010, primarily due to accelerated amortization of leasehold improvement costs associated with the facilities affected by the relocation of the Sunnyvale, California activities and increased legal fees associated with indemnification agreements for certain former executives of the Company.  Investigation and restatement related costs increased $1.7 million during the second quarter of 2011 compared to the same period in 2010.   Investigation and restatement related expenses in the second quarter of 2010 were reduced by insurance recoveries for legal fees of $0.6 million.

The above increases in operating expenses were partially offset by a $1.8 million decrease in research and development (R&D) costs incurred during the quarter ended June 30, 2011 compared to the same period in 2010 as a higher proportion of the Company’s engineering activities were associated with the manufacturing process in the second quarter of 2011, which increased the allocation of R&D costs to inventory and cost of goods sold.

NET INCOME AVAILABLE TO COMMON STOCKHOLDERS

In the second quarter of 2011, net income applicable to common stockholders was $11.5 million or $0.34 per diluted share, compared to $7.3 million, or $0.22 per diluted share, for the second quarter of 2010. For the quarter ended June 30, 2011, net income available to common stockholders includes $1.6 million in income from discontinued operations, which includes a $1.3 million after-tax gain from the sale of the related assets.

BALANCE SHEET AND CASH FLOWS

Cash and cash equivalents increased $52.4 million to $184.9 million as of June 30, 2011 from $132.5 million at December 31, 2010.  Cash flows provided by operating activities for the six months ended June 30, 2011 was $44.0 million compared to $32.4 million for the six months ended June 30, 2010.  As of June 30, 2011, net inventory balances decreased approximately $2.6 million and accounts receivable decreased $0.9 million from December 31, 2010.

CONFERENCE CALL

ArthroCare will hold a conference call to present these results Thursday, August 4, 2011, at 8:30 a.m. ET/5:30 a.m. PT to review the results. To participate in the live conference call dial 800-926-6185.  A live and on-demand webcast of the call will be available on ArthroCare’s Web site at www.arthrocare.com.  A telephonic replay of the conference call can be accessed by dialing 800-633-8284 and entering pass code number 21533651.  The replay will remain available through August 18, 2011.

ABOUT ARTHROCARE

ArthroCare develops and manufactures surgical devices, instruments, and implants that strive to enhance surgical techniques as well as improve patient outcomes.  Its devices improve many existing surgical procedures and enable new minimally invasive procedures.  Many of ArthroCare’s devices use its internationally patented Coblation® technology. This technology precisely dissolves target tissue and limits damage to surrounding healthy tissue. ArthroCare also develops surgical devices utilizing other patented technology including its OPUS® line of fixation products as well as re-usable surgical instruments.  ArthroCare is leveraging these technologies in order to offer a comprehensive line of surgical devices to capitalize on a multi-billion dollar market opportunity across several surgical specialties, including its two core product areas consisting of Sports Medicine and Ear, Nose, and Throat as well as other areas such as spine, wound care, urology and gynecology.

FORWARD-LOOKING STATEMENTS

The information provided herein includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on beliefs and assumptions by management and on information currently available to management. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Additional factors that could cause actual results to differ materially from those contained in any forward-looking statement include, without limitation: the resolution of litigation pending against the Company; the Company’s ability to design or improve internal controls to address issues detected in its reviews of internal controls and insurance reimbursement practices or by management in its reassessment of the Company’s internal controls; the impact upon the Company’s operations of legal compliance matters or internal controls review, improvement and remediation; the ability of the Company to control expenses relating to legal compliance matters or internal controls review, improvement and remediation; the Company’s ability to remain current in its periodic reporting requirements under the Exchange Act and to file required reports with the Securities and Exchange Commission on a timely basis; the results of the investigation being conducted by the United States Department of Justice; the impact on the Company of additional civil and criminal investigations by state and federal agencies and civil suits by private third parties involving the Company’s financial reporting and its previously announced restatement and its insurance billing and healthcare fraud-and-abuse compliance practices; the ability of the Company to attract and retain qualified senior management and to prepare and implement appropriate succession planning for its Chief Executive Officer; general business, economic and political conditions; competitive developments in the medical devices market; changes in applicable legislative or regulatory requirements; the Company’s ability to effectively and successfully implement its financial and strategic alternatives, as well as business strategies, and manage the risks in its business; and the reactions of the marketplace to the foregoing.

Financial Tables Appended

ARTHROCARE CORPORATION

Condensed Consolidated Balance Sheets - Unaudited

(in thousands, except par value data)

	June 30, 2011	December 31, 2010

ASSETS
Current assets:
Cash and cash equivalents	$184,900	$132,536
Accounts receivable, net of allowances of $2,265 and $2,445 at June 30, 2011 and December 31, 2010, respectively	47,968	48,870
Inventories, net	31,500	34,087
Deferred tax assets	18,075	24,661
Prepaid expenses and other current assets	6,404	4,424
Assets held for sale	—	3,081
Total current assets	288,847	247,659

Property and equipment, net	38,438	41,582
Intangible assets, net	8,137	10,733
Goodwill	119,490	119,020
Deferred tax assets	16,019	16,019
Other assets	1,693	4,182
Total assets	$472,624	$439,195

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,168	$13,819
Accrued liabilities	40,914	40,197
Deferred tax liabilities	149	149
Income tax payable	1,308	1,555
Total current liabilities	54,539	55,720

Deferred tax liabilities	233	213
Other non-current liabilities	12,916	13,766
Total liabilities	67,688	69,699

Series A 3% Redeemable Convertible Preferred Stock, par value $0.001; Authorized: 100 shares; Issued and outstanding: 75 shares at June 30, 2011 and December 31, 2010; Redemption value $87,089	75,457	73,768

Stockholders’ equity:
Preferred stock, par value $0.001; Authorized: 4,900 shares; Issued and outstanding: none	—	—
Common stock, par value $0.001; Authorized: 75,000 shares; Issued: 31,424 and 31,102 shares; Outstanding: 27,446 and 27,112 shares at June 30, 2011 and December 31, 2010, respectively	27	27
Treasury stock: 3,978 shares at June 30, 2011 and 3,990 shares December 31, 2010	(107,577)	(107,899)
Additional paid-in capital	395,409	386,395
Accumulated other comprehensive income	5,280	4,246
Retained earnings	36,340	12,959
Total stockholders’ equity	329,479	295,728
Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$472,624	$439,195

ARTHROCARE CORPORATION

Condensed Consolidated Statements of Operations - Unaudited

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues:
Product sales	$86,925	$83,066	$170,432	$168,231
Royalties, fees and other	4,349	4,113	8,774	8,062
Total revenues	91,274	87,179	179,206	176,293

Cost of product sales	25,897	28,358	50,641	54,937

Gross profit	65,377	58,821	128,565	121,356
Operating expenses:
Research and development	6,613	8,414	13,423	17,029
Sales and marketing	27,274	26,887	55,372	53,742
General and administrative	10,426	9,107	19,614	18,362
Amortization of intangible assets	1,323	1,302	2,634	2,617
Exit costs	2,490	—	2,490	—
Investigation and restatement related costs	2,257	528	3,461	1,571
Total operating expenses	50,383	46,238	96,994	93,321

Income from operations	14,994	12,583	31,571	28,035
Foreign exchange gain (loss)	78	(1,075)	742	(4,035)
Interest and other expense, net	(201)	(89)	(375)	(190)
Other income (expense)	(123)	(1,164)	367	(4,225)

Income from continuing operations before income taxes	14,871	11,419	31,938	23,810

Income tax provision	4,171	3,134	8,779	6,448

Net income from continuing operations	10,700	8,285	23,159	17,362

Income (loss) from discontinued operations	1,600	(203)	1,911	(453)

Net income	12,300	8,082	25,070	16,909

Accrued dividend and accretion charges on Series A 3% Convertible Preferred Stock	(849)	(812)	(1,689)	(1,614)

Net income available to common stockholders	$11,451	$7,270	$23,381	$15,295

Weighted average shares outstanding:
Basic	27,338	26,976	27,267	26,958
Diluted	27,789	27,352	27,702	27,295

Earnings per share from continuing operations
Basic	$0.30	$0.23	$0.65	$0.48
Diluted	$0.29	$0.22	$0.64	$0.47

Earnings per share applicable to common stockholders:
Basic	$0.35	$0.22	$0.71	$0.47
Diluted	$0.34	$0.22	$0.70	$0.46

ARTHROCARE CORPORATION

Supplemental Schedule of Product Sales

(in thousands)

	Three Months Ended				Three Months Ended
	June 30, 2011				June 30, 2010
	Americas	International	Total Product Sales	% Net Product Sales	Americas	International	Total Product Sales	% Net Product Sales

Sports Medicine	$36,348	$20,808	$57,156	65.7%	$37,701	$17,010	$54,711	65.9%
ENT	22,650	4,785	27,435	31.6%	21,196	3,979	25,175	30.3%
Other	859	1,475	2,334	2.7%	1,137	2,043	3,180	3.8%
Total Product Sales	$59,857	$27,068	$86,925	100.0%	$60,034	$23,032	$83,066	100.0%

	Six Months Ended				Six Months Ended
	June 30, 2011				June 30, 2010
	Americas	International	Total Product Sales	% Net Product Sales	Americas	International	Total Product Sales	% Net Product Sales

Sports Medicine	$73,729	$40,136	$113,865	66.8%	$82,092	$33,068	$115,160	68.4%
ENT	42,687	9,052	51,739	30.4%	39,611	7,309	46,920	27.9%
Other	1,545	3,283	4,828	2.8%	2,100	4,051	6,151	3.7%
Total Product Sales	$117,961	$52,471	$170,432	100.0%	$123,803	$44,428	$168,231	100.0%